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                                  EXHIBIT 23.2



                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Worthington Industries, Inc. 2003 Stock Option Plan of our report dated June 15, 2001, with respect to the consolidated statements of earnings, shareholders' equity and cash flows and the financial statement schedule of Worthington Industries, Inc. for the year ended May 31, 2001 included in its Annual Report (Form 10-K) for the year ended May 31, 2003, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Columbus, Ohio
October 8, 2003